Exhibit 10.22
November 9, 2016

Tom Lagatta
Address

Dear Tom,

It is our pleasure to offer you the position of Chief Sales and Marketing Officer of Marvell Semiconductor, Inc. (the “Company"), a subsidiary of Marvell Technology Group Ltd. (“Marvell”), reporting to the Chief Executive Officer.

Base Salary
Your salary will be $400,000.00 US Dollars (USD) per year.
Annual Incentive Bonus
You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual target incentive bonus opportunity of 75% of your annual base salary. The Executive Compensation Committee (the “ECC”) in its sole discretion shall determine the performance objectives applicable to the bonus and the other terms of the AIP. The ECC shall determine the actual amount of bonus earned, if any, after the conclusion of each applicable fiscal year and may exercise negative discretion with respect thereto.
Equity
You will be recommended to ECC for the following grants:

•	Time Based RSU Award (TBRSU) - a restricted stock unit award of common shares of Marvell equal to: $240,000 / Share Price (as defined below)

The TBRSU shall vest over three (3) years at the rate of 33% on the first anniversary of the vesting start date, 33% on the second anniversary of the vesting start date and 34% on the third anniversary of the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

•	Performance Based RSU Award based on Total Shareholder Return (TSRRSU) – a restricted stock unit award of common shares of Marvell equal to: $180,000 / Share Price (as defined below)

The TSRRSU shall vest on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from the First Current Date (as defined below) through the end of fiscal year 2019, provided that you continue to serve as a service provider through the third anniversary of the vesting start date. The specific performance objectives, comparable companies, payout formula (under which the number of shares that could vest under the TSRRSU can range from zero to 150% of the target number, with zero payout if Marvell’s TSR is below the 25th percentile of comparable companies, 50% payout if TSR is at the 25th percentile, 100% payout if TSR is at the 50th percentile, and 150% payout if TSR is at or above the 75th percentile, with straight line interpolation of the payout percentages for TSR between the 25th and 75th percentiles) and other terms for the TSRRSU will be established by the ECC at the time of grant.

•	Performance Based RSU Award based on Operating Performance Metrics (OPMRSU) – a restricted stock unit award of common shares of Marvell equal to: $180,000 / Share Price (as defined below)

The OPMRSU shall vest based on the achievement of operating performance metrics for fiscal years 2017 and 2018. The performance period, metrics and relative weightings (as well as the maximum number of shares that could vest under the OPMRSU if performance exceeds the target achievement level) will be established by the ECC at the time of grant and will be measured as of the end of fiscal year 2018. As the incoming CFO, it is expected that you will participate in the process of setting the operating performance objectives. Any shares, if any, deemed to have been earned upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting start date, provided that you continue to serve as a service provider through such vesting date.

•	Sign-on Time Based RSU Award (SORSU) - a restricted stock unit award of common shares of Marvell equal to: $600,000 / Share Price (as defined below)

The SORSU shall vest over three (3) years at the rate of 33% on the first anniversary of the vesting start date, 33% on the second anniversary of the vesting start date and 34% on the third anniversary of the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

For purposes of the equity awards described above, “Share Price” shall mean the closing price of the common shares of Marvell (NASDAQ: MRVL) on the date of grant. For purposes of the above awards, the vesting start date shall be the date of grant.

All Marvell equity awards are subject to final review and approval by the ECC and all applicable securities law restrictions.  In addition, all of the proposed equity awards set forth herein will be subject to your return to us of completed, signed Stock Unit Agreements.

Change-in-Control

You will be eligible to participate in the Marvell Change in Control and Severance Plan (“CIC Plan”) at the “Tier 2” level, subject to the terms and conditions of the CIC Plan and the form of Tier 3 agreement attached hereto as Appendix A.

Signing Bonus
The Company will also provide you with a one-time cash bonus of $270,000 US Dollars (USD), subject to applicable withholding taxes, which will be paid half within 30 days of your commencement of employment and half on the anniversary of your commencement of employment. Cash bonus, though paid in advance, is earned over the first twenty-four (24) months of your employment, and is paid in consideration of your provision of services over the twenty-four month period.  If you voluntarily terminate your employment with the Company within thirty six (36) months of your date of hire, you will be required to repay the Company a pro-rated amount of the bonus based on the number of days remaining in the thirty six month period.

Other Terms
Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause. The at-will nature of your employment may only be changed by a written agreement approved by the ECC. During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including, but not limited to, the Company New Hire Employee Agreement, which contains Confidential Information and Invention Assignment and Arbitration Agreements.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•	A valid driver’s license and social security card, or

•	A current passport
Please note your offer is contingent upon:

•	Successful completion of a routine background investigation and reference checks;

•	The Company’s receipt from you of a signed New Hire Employee Agreement, which contains the Company's Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and

•	Completion of visa, license requirements, and government restricted party screening requirements, if applicable.
Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer,

storage, communications and multimedia markets. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and the New Hire Employee Agreement, which contains the Company's Arbitration Agreement and Confidential Information and Invention Assignment Agreement, along with any documents referred to in this letter, including the Company’s employment policies, constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement from the Company.

To accept this offer, please sign below and return the letter to me. This offer expires on the Due Date displayed in the left hand side of this page.  Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Mitchell Gaynor

Mitchell Gaynor
EVP, Chief Legal Officer and Secretary

Accepted By:

    /s/ Tom Lagatta            11/9/16 12/5/16

 Tom Lagatta               Date Signed     Start Date

Summary of Change in Control Severance Benefits (tier 3)
(Refer to the full plan for details)

1.    Cash Severance Benefits.
Base Salary. A lump-sum payment (less applicable withholding taxes) equal to 12 months of your annual base salary.
Bonus. A lump-sum payment equal to 100% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, your annual target bonus in effect immediately prior to the Change in Control.
Pro-Rata Bonus. A lump-sum payment equal to your annual target bonus for the fiscal year in which your Involuntary Termination occurs, pro-rated for the number of full months employed during the fiscal year.

2.    Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s); provided however, that (A) if there is no “target” level, then the number that will vest shall be 100% of the maximum amount that could vest with respect to that relevant measurement period(s); and (B) if the performance period has been completed and the actual performance achieved is greater than the target level, then the number that will vest shall be 100% of the amount that would vest based on that actual performance achievement level with respect to that relevant measurement period; and (C) if the performance criteria is a Total Shareholder Return (“TSR”) or other measure based on the value of the Company’s stock, the amount that will vest will be calculated as if the measurement period ended on the date of the Change in Control (and including the final closing price of the Company’s stock on such date). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
3.    Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or taxable monthly payment in lieu of reimbursement, as applicable, will be provided for a period of 12 months.